AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT, dated as of March 15, 2014 (this “Amendment”), is entered into by and among CYTOCORE, INC., a Delaware corporation (the “Company”), MEDITE ENTERPRISES, INC., a Florida corporation (the “Holding Company”), MEDITE GMBH, a corporation organized under the laws of Germany and wholly owned by the Holding Company (“Medite”), Michael Ott and Michaela Ott, the sole shareholders of the Holding Company (each, a “Shareholder” and collectively, the “Shareholders”). The Company, Holding Company, Medite and the Shareholders are herein referred to collectively as the “Parties” and each individually as a “Party.” Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement (as such term is defined in the recitals below).

WITNESSETH

WHEREAS, the Parties have entered into a Stock Purchase Agreement, dated as of January 11, 2014 pursuant to which the Company agreed to purchase 100% of the capital stock of the Holding Company from the Shareholders (the “Purchase Agreement”);

WHEREAS, pursuant to Section 2.1 of the Purchase Agreement, the Outside Date for the Closing was March 15, 2014, unless such date is extended by the requirements of law or the mutual agreement of the Parties; and

WHEREAS, the Parties now desire to extend the Outside Date to April 3, 2014.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows pursuant to Sections 7.12(a) and 9.6 of the Merger Agreement:

Section 1. Amendments to the Purchase Agreement. Section 2.1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

Section 2.1 Closing Date.

Subject to satisfaction or waiver of all conditions precedent set forth in Article VI of this Agreement, the closing of the Transaction (the “Closing”) shall take place at the offices of Fox Rothschild LLP, 997 Lenox Drive, Building 3, Lawrenceville, New Jersey 08648 at 10:00 a.m., local time, (i) not later than the fifth Business Day following the day the day on which the last of the conditions precedent set forth in Article VI of this Agreement is fulfilled or waived; or (ii) at such other time, date and place as the parties may agree, but in no event shall such date be later than April 1, 2014 (the “Outside Date”), unless such date is extended by the requirements of law or the mutual agreement of the parties.

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Section 2. Effectiveness of Amendment. Upon the execution and delivery of this Amendment, the Purchase Agreement shall thereupon be deemed to be amended as set forth in Section 1 above as fully and with the same effect as if such amendment were set forth in the Purchase Agreement, and this Amendment and the Purchase Agreement shall henceforth respectively be read, taken and construed as one and the same instrument. All reference in the Purchase Agreement to “this Agreement” or “the Agreement” shall be deemed to be references to the Purchase Agreement as amended and modified by this Amendment. Except as specifically stated herein, all terms, covenants and conditions of the Purchase Agreement shall remain in full force and effect. Without limiting the foregoing, all references in the Purchase Agreement to “the date hereof,” “the date of this Agreement” or similar phrases or references shall continue to refer to January 11, 2014.

Section 3. Counterparts. This Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CYTOCORE, INC.

By:	/s/ Robert J. McCullough

Name:	Robert J. McCullough

Title:	Chief Executive Officer

MEDITE ENTERPRISES, INC.

By:	/s/ Michael Ott

Name:	Michael Ott

Title:	Chief Executive Officer

MEDITE GMBH

By:	/s/ Michaela Ott

Name:	Michaela Ott

Title:	President

SHAREHOLDERS

/s/ Michael Ott
Michael Ott

/s/ Michaela Ott
Michaela Ott